Re: Offer Letter

As discussed, I am pleased to deliver the attached offer letter relating to your employment with Knife River Corporation (the “Employer”), a wholly owned subsidiary of MDU Resources Group, Inc. (“MDU Resources”). As you know, MDU Resources plans to separate the Employer by means of a spinoff of the newly formed MDU Resources subsidiary named Knife River Holding Company (the “Parent Entity”), which will own the Employer.

This letter sets forth your compensation as an officer of the Parent Entity (which intends to change its name to “Knife River Corporation” in connection with the spinoff) following the spinoff. References to “Knife River Corporation” in this offer letter should be considered to refer either to the Employer (which intends to change its name to “KRC Materials, Inc.” in connection with the spinoff) or to the Parent Entity, as the context requires.

Sincerely,

/s/ Brian R. Gray

Brian R. Gray
President and Chief Executive Officer,
Knife River Corporation
President, Knife River Holding Company

March 15, 2023

Confidential

Nathan Ring,

As we continue our plan to complete a tax-free spinoff of Knife River Corporation (the “Spinoff”) and in connection with your appointment as Chief Financial Officer of Knife River Corporation, I am pleased to deliver this offer letter setting forth your compensation opportunity following the Spinoff. You will continue to report directly to me.

•Salary Grade and Base salary: Effective with the day of, and subject to the occurrence of, the Spinoff, your salary Grade will be “J” and your base salary will increase from $316,580 to $450,000.

•Stock Ownership Guidelines: Salary Grade “J” requires a stock ownership of 3x your base wage. Your new salary multiple commences with the change in your compensation and must be met in five years (2028).

•Annual Incentive/Executive Incentive Compensation Plan (EICP): Effective as of the occurrence of, the Spinoff, your annual incentive target will increase from 40% of base salary to 75% of base salary. Considering the increase in your compensation during 2023, your incentive target will be pro-rated as follows, assuming for illustrative purposes, a Spinoff date of June 1, 2023:
5/12 based on your base salary of $316,580 at 40% of base = $52,763 at Target
7/12 based on your base salary of $450,000 at 75% of base = 196,875 at Target
As a result, your total target annual incentive would be $249,638 based on this assumption.

•Long-Term Performance-Based Incentive Plan (LTIP): On February 16, you were granted a restricted stock unit award related to 5,723 shares of MDU Resources Group, Inc. common stock based on a value of $174,119 for 2023-2025.

The total of your 2023-2025 grant is recommended to be $675,000. Therefore, an additional grant of restricted stock units relating to Knife River Corporation common stock with a value of $500,881 will be made to you, subject to the approval of the Knife River Corporation board of directors after the Spinoff.

•Non-Qualified Defined Contribution Plan: The MDU Resources Group, Inc. board of directors approved the employer contribution to your account under this plan of $31,658 for 2023. Future contributions to the corresponding Knife River Corporation plan will be addressed by the Knife River Corporation board of directors.

•Section 16 Officer: You will be a Section 16 Officer and you will become a member of Knife River’s Management Policy team.

The above information is for overview purposes, with specific terms and conditions outlined in each plan document and/or award letters.

This memo is not a contract of employment for any specified time frame. The employment relationship can be terminated by you or the company at any time, for any reason, with or without notice.

Nathan, I am very excited for the future of Knife River and the opportunities ahead. I am pleased you will be joining our team and I look forward to working with you.

Please acknowledge your acceptance by signing, dating and returning the document below.

I have read the above offer and agree to the terms set forth.

/s/ Nathan Ring                         3/21/23
Nathan Ring                        Date
Cc: HR-KRC/MDUR